MORGAN STANLEY
                                 SPECTRUM SERIES





        August 2003
        Monthly Report





This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.





                                                      Issued: September 30, 2003





[LOGO] MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                 INCEPTION-
                                                                                                                  TO-DATE ANNUALIZED
                     1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003    RETURN    RETURN
FUND                   %      %       %      %      %      %      %      %       %      %      %      %      %        %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency     --     --      --     --     --     --     --     --      --    11.7   11.1   12.2    1.1     40.8      11.4
                                                                                    (6 mos.)              (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced            --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   6.2     54.7       5.1
                                          (2 mos.)                                                        (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select      31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    4.3     188.3      9.2
                   (5 mos.)                                                                               (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic    --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4    9.6     26.5       2.7
                                          (2 mos.)                                                        (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical    --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    9.3     101.3      8.3
                                          (2 mos.)                                                        (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
AUGUST 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of August 31, 2003 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.08                -1.27%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.47                 0.03%
--------------------------------------------------------------------------------
Spectrum Select             $28.83                 0.30%
--------------------------------------------------------------------------------
Spectrum Strategic          $12.65                 4.31%
--------------------------------------------------------------------------------
Spectrum Technical          $20.13                 3.43%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 30, 2003:

   Mr. Robert E. Murray resigned the position of Chairman of the Board of Directors of the General Partner.

   Mr. Jeffrey A. Rothman, President and Director of the General Partner, was named Chairman of the Board of Directors of the General Partner.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman
-------------------------------
Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                         MONTH ENDED     YTD ENDED
                         AUGUST 31,      AUGUST 31,
                         2003            2003
                         -----------     ----------
Australian dollar        -0.14%            5.2%
British pound             0.16           -4.52
Euro                      0.05           12.55
Japanese yen              -1.2           -5.62
Swiss franc              -0.21            0.17
Minor currencies          0.56            0.19


Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses resulted from short positions in the Japanese yen and Singapore dollar versus the U.S. dollar as the values of both Asian currencies strengthened after the Bank of Japan reiterated its commitment to its monetary easing policy.

> Additional losses were incurred from long positions in the Swiss franc versus the U.S. dollar as the franc's value moved lower during mid-month amid investor focus on the pace of the U.S. economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Long positions in the Thai baht versus the U.S. dollar resulted in gains as the baht's value approached new highs in response to steady capital inflows prompted by the improving Thai economy and the rise in value of the Japanese yen.

> Additional gains were provided from short positions in the Mexican peso versus the U.S. dollar as the peso's value weakened to a five-month low versus the dollar during the last week of August in response to a growing Mexican trade deficit.

> Other gains in this sector resulted from long positions in the South African rand versus the U.S. dollar as the rand's value was buoyed by strong exports and a high South African interest rate environment.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                         MONTH ENDED     YTD ENDED
                         AUGUST 31,      AUGUST 31,
                         2003            2003
                         -----------     ----------

Currencies               -0.16%          0.22%
Interest Rates            0.15           5.04
Stock Indices             0.75           3.81
Energies                 -0.03           1.41
Metals                    0.02          -0.36
Agriculturals            -0.27          -0.75


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index markets, gains were experienced from long positions in Japanese stock index futures as Japanese equity prices drew strength from robust Japanese economic data and gains in the U.S. equity markets. Additional gains were generated from long positions in U.S. stock index futures as positive sentiment and tangible signs of a U.S. economic recovery buoyed prices.

> In the global interest rate markets, gains were recorded from short positions in Australian interest rate futures as prices trended lower on the heels of lower Japanese bond prices, rising yields, and strong Australian equity prices. Further gains were supplied from short positions in U.S. interest rate futures as prices drifted lower during mid-month in response to the release of positive U.S. economic data.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the agricultural markets, losses stemmed from short positions in corn futures as prices reversed higher amid supply fears prompted by weak U.S. harvest expectations and weather related concerns.

> In the currency markets, losses resulted from positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar moved without consistent direction in the latter half of the month. Additional losses stemmed from long positions in the euro versus the Canadian dollar as the value of the Canadian currency strengthened amid rising commodity prices.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                         MONTH ENDED     YTD ENDED
                         AUGUST 31,      AUGUST 31,
                         2003            2003
                         -----------     ----------

Currencies               0.14%           4.21%
Interest Rates           0.81            4.62
Stock Indices             1.1            1.32
Energies                 0.22            4.12
Metals                  -1.02           -1.98
Agriculturals           -0.28           -1.24


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index markets, gains were experienced from long positions in Asian stock index futures as Asian equity prices drew strength from robust Japanese economic data and gains in the U.S. equity markets. Additional gains were generated from long positions in U.S. stock index futures as positive sentiment and tangible signs of a U.S. economic recovery buoyed prices.

> In the global interest rate markets, gains were recorded from short positions in Japanese interest rate futures as prices trended lower amid an improved economic outlook for Japan and a sell-off in Japanese fixed income markets as investors repositioned capital into Japanese equities. Short positions in Australian interest rate futures also yielded gains as prices declined on the heels of lower Japanese bond prices, rising yields, and strong Australian equity prices.

> In the energy markets, gains resulted from long futures positions in unleaded gas and crude oil as prices trended higher in response to an increase in petroleum demand spurred by signs of a global economic recovery.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the metals markets, losses were incurred from long futures positions in aluminum, zinc and copper as prices were weighed down by heavy technically-based selling and expectations for increased output during 2004.

> In the agricultural markets, losses were experienced from long positions in sugar futures as prices fell sharply in response to speculative selling. Additional losses were sustained from short futures positions in soybeans and its related products as prices increased amid a surge in speculative buying.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                         MONTH ENDED     YTD ENDED
                         AUGUST 31,      AUGUST 31,
                         2003            2003
                         -----------     ----------

Currencies               0.68%           6.48%
Interest Rates           0.23            2.41
Stock Indices            0.26            2.92
Energies                 0.23            0.24
Metals                   0.19            0.98
Agriculturals             3.6             3.7


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, gains were recorded from long positions in cocoa futures as prices rallied amid short-covering, tight U.S. cocoa reserves and dry weather in the Ivory Coast, the world's top cocoa producer.

> In the currency markets, gains were experienced from short positions in the euro versus the Japanese yen as the value of the yen strengthened after the Bank of Japan reiterated its commitment to its monetary easing policy.

> In the global stock index markets, gains resulted from long positions in Japanese stock index futures as Japanese equity prices drew strength from robust Japanese economic data and increased foreign investment.

> In the global interest rate markets, gains stemmed from short positions in Japanese interest rate futures as prices trended lower amid an improved economic outlook for Japan and a sell-off in Japanese fixed income markets as investors repositioned capital into Japanese equities.

> In the energy markets, long positions in crude oil futures yielded gains as prices increased amid an increase in demand spurred by signs of a global economic recovery.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                         MONTH ENDED     YTD ENDED
                         AUGUST 31,      AUGUST 31,
                         2003            2003
                         -----------     ----------

Currencies               -0.18%          6.44%
Interest Rates            1.61           5.02
Stock Indices             2.11            5.3
Energies                  1.28           5.81
Metals                   -0.42          -1.52
Agriculturals            -0.17          -2.69


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index markets, gains were experienced from long positions in Japanese stock index futures as Japanese equity prices drew strength from robust Japanese economic data and increased foreign investment. Additional gains were supplied from long positions in U.S. stock index futures as positive sentiment and tangible signs of U.S. economic recovery buoyed prices.

> In the global interest rate markets, gains were recorded from short positions in Japanese interest rate futures as prices trended lower amid an improved economic outlook for Japan and a sell-off in Japanese fixed income markets as investors repositioned capital into Japanese equities.

> In the energy markets, gains resulted from long futures positions in unleaded gas and crude oil as prices trended higher in response to an increase in petroleum demand spurred by signs of a global economic recovery.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the metals markets, losses were incurred from long futures positions in zinc, aluminum and copper as prices were weighed down by heavy technically-based selling and expectations for increased output during 2004.

                      [This page intentionally left blank]

MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2003 (UNAUDITED)

                                                       MORGAN STANLEY                        MORGAN STANLEY
                                                      SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                                               -------------------------------      -------------------------------
                                                              PERCENTAGE OF                        PERCENTAGE OF
                                                              AUGUST 1, 2003                       AUGUST 1, 2003
                                                                 BEGINNING                            BEGINNING
                                                 AMOUNT       NET ASSET VALUE        AMOUNT        NET ASSET VALUE
                                               ----------    -----------------      --------      -----------------
                                                    $                %                  $                 %
REVENUES
Trading profit (loss):
   Realized                                            --             --            (627,494)          (1.23)
   Net change in unrealized                    (1,078,074)          (.78)            854,212            1.67
                                               ----------          -----            --------           -----
     Total Trading Results                     (1,078,074)          (.78)            226,718             .44
Interest income (Note 2)                           83,643            .06              39,733             .08
                                               ----------          -----            --------           -----
     Total Revenues                              (994,431)          (.72)            266,451             .52
                                               ----------          -----            --------           -----

EXPENSES
Brokerage fees (Note 2)                           532,149            .38             195,668             .38
Management fees (Note 3)                          231,370            .17              53,170             .11
                                               ----------          -----            --------           -----
     Total Expenses                               763,519            .55             248,838             .49
                                               ----------          -----            --------           -----
NET INCOME (LOSS)                              (1,757,950)         (1.27)             17,613             .03
                                               ==========          =====            ========           =====




MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
---------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2003 (UNAUDITED)

                                          MORGAN STANLEY                                  MORGAN STANLEY
                                         SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                               ----------------------------------------       ----------------------------------------
                                                                   PER                                            PER
                                    UNITS            AMOUNT        UNIT           UNITS             AMOUNT        UNIT
                               --------------     -----------      ----       -------------       ----------      ----
                                                        $            $                                 $            $
Net Asset Value,
  August 1, 2003                9,737,220.014     138,821,591      14.26      3,300,097.121       51,044,170      15.47
Net Income (Loss)                          --      (1,757,950)      (.18)                --           17,613         --
Redemptions                       (60,054.049)       (845,561)     14.08        (37,874.439)        (585,918)     15.47
Subscriptions                     493,988.244       6,955,355      14.08         63,263.489          978,686      15.47
                               --------------     -----------                 -------------       ----------
Net Asset Value,
  August 31, 2003              10,171,154.209     143,173,435      14.08      3,325,486.171       51,454,551      15.47
                               ==============     ===========                 =============       ==========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------

FOR THE MONTH ENDED AUGUST 31, 2003 (UNAUDITED)

                                           MORGAN STANLEY                    MORGAN STANLEY                  MORGAN STANLEY
                                           SPECTRUM SELECT                 SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
                                      -------------------------         ------------------------        ------------------------
                                                 PERCENTAGE OF                    PERCENTAGE OF                    PERCENTAGE OF
                                                AUGUST 1, 2003                   AUGUST 1, 2003                   AUGUST 1, 2003
                                                  BEGINNING                        BEGINNING                        BEGINNING
                                       AMOUNT   NET ASSET VALUE         AMOUNT   NET ASSET VALUE        AMOUNT   NET ASSET VALUE
                                      -------   ---------------         ------   ---------------        ------   ---------------
                                         $             %                  $              %                  $             %
REVENUES
Trading profit (loss):
   Realized                          2,723,957          .74            (545,966)         (.61)            633,654          .15
   Net change in unrealized          1,296,732          .35           5,108,134          5.71          16,603,273         4.03
                                     ---------         ----           ---------          ----          ----------         ----
     Total Trading Results           4,020,689         1.09           4,562,168          5.10          17,236,927         4.18
Interest income (Note 2)               227,118          .06              55,600           .06             256,156          .06
                                     ---------         ----           ---------          ----          ----------         ----
     Total Revenues                  4,247,807         1.15           4,617,768          5.16          17,493,083         4.24
                                     ---------         ----           ---------          ----          ----------         ----
EXPENSES
Brokerage fees (Note 2)              2,225,002          .60             540,669           .60           2,486,980          .60
Management fees (Note 3)               920,689          .25             223,724           .25             887,284          .21
                                     ---------         ----           ---------          ----          ----------         ----
     Total Expenses                  3,145,691          .85             764,393           .85           3,374,264          .81
                                     ---------         ----           ---------          ----          ----------         ----
NET INCOME                           1,102,116          .30           3,853,375          4.31          14,118,819         3.43
                                     =========         ====          ==========          ====          ==========         ====

MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
---------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2003 (UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                                SPECTRUM SELECT                     SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                     ------------------------------------   ---------------------------------    -----------------------------------
                                                     PER                                  PER                                   PER
                          UNITS         AMOUNT       UNIT       UNITS         AMOUNT      UNIT        UNITS        AMOUNT       UNIT
                     --------------   -----------   -----   -------------   ----------   -----   --------------  -----------   -----
                                           $          $                         $          $                          $          $
Net Asset Value,
  August 1, 2003     12,814,155.453   368,275,997   28.74   7,379,872.233   89,490,033   12.13   21,146,831.531  411,638,062   19.47
Net Income                       --     1,102,116     .09              --    3,853,375     .52               --   14,118,819     .66
Redemptions             (63,294.920)   (1,824,793)  28.83     (83,419.126)  (1,055,252)  12.65     (138,044.476)  (2,778,835)   0.13
Subscriptions           379,242.569    10,933,567   28.83     178,908.346    2,263,190   12.65      570,068.379   11,475,480   20.13
                     --------------   -----------           -------------   ----------           --------------  -----------
Net Asset Value,
  August 31, 2003    13,130,103.102   378,486,887   28.83   7,475,361.453   94,551,346   12.65   21,578,855.434  434,453,526   20.13
                     ==============   ===========           =============   ==========           ==============  ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONCLUDED)

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


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                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022

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